Exhibit 99.1

JPMorganChase Bank, N.A.   |  Worldwide Securities Services.  |  4 New York Plaza, 15th Floor  |  New York, NY 10004

March 15, 2006

Annual Funds Application Statement

Genworth Global Funding Trust 2005-A

I, Michael A. Smith., being a duly appointed officer of JPMorgan Chase Bank, N.A. (“Indenture Trustee”), do hereby certify on behalf of the Indenture Trustee that, with respect to the GE Life and Annuity Assurance Company Funding Agreement No. GS-16000:

1. I have reviewed and examined the application by the Indenture Trustee, during the fiscal year ending December 31, 2005; of trust money, if any, collected by the Indenture Trustee pursuant to Section 5.02 of the Indenture, pursuant to which the trust’s notes (the “Notes”) were issued; and

2. Based upon my review and examination, to the best of my knowledge, during such fiscal year, the trust money, if any, collected by the Indenture Trustee was properly applied, pursuant to Section 5.02 of the Indenture.

Nothing herein shall constitute a representation as to the proper application by the registered holder of the Notes or the trust of the trust monies received by it.

JPMorgan Chase Bank, N.A.,

as Indenture Trustee under the Indenture dated as of December 21, 2005

By	/s/ Michael A. Smith
/s/ Michael A. Smith
Vice President